UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2007

Peabody Energy Corporation

(Exact name of registrant as specified in its chapter)

Delaware	1-16463	13-4004153
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Market Street, St. Louis, MO	63101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (314) 342-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 19, 2007, our wholly-owned subsidiary, Prairie State Generating Company, LLC (“PSGC”), entered into a cost reimbursable Target Price Engineering, Procurement and Construction Agreement (“Agreement”) with Bechtel Power Corporation (“Bechtel”). PSGC entered into the Agreement in its individual capacity and, effective on the financial closing of the project (“Commencement Date”), as agent for the Owners (as defined below).

Under the terms of the Agreement, Bechtel will provide PSGC with engineering, design, procurement, construction, construction management, testing, commissioning, management and administration of the purchase orders and contracts of PSGC’s vendors and subcontractors and related services for a mine mouth pulverized coal-fired generating facility with an electric generating capacity of approximately 1,600 megawatts located in Washington County, southern Illinois (“Facility”).

PSGC has entered, and will enter, into most of the purchase orders for equipment and materials, and certain subcontracts for construction aids and services (such vendors and subcontractors, “Owner Suppliers”). Bechtel will assume primary responsibility for the management of these purchase orders and subcontracts under the Agreement.

The estimated cost of Bechtel’s scope of work under the Agreement together with PSGC’s cost of purchase orders and subcontracts of Owner Suppliers, Bechtel’s fee and other costs for the Facility amount to approximately $2.9 billion. This amount does not include, without limitation, contingency, certain escalation of equipment and materials, insurance costs, land costs, certain infrastructure costs, sales taxes, value added taxes, export taxes, excise taxes and import duties. These costs are the responsibility of PSGC.

The Agreement anticipates that, prior to the Commencement Date (expected to be October 1, 2007), our ownership interest in PSGC will be transferred to an Indiana non-stock mutual benefit corporation that will be owned and controlled by a group of owners (“Owners”). At the present time, the Owners will include one or more of our affiliates, the Illinois Municipal Electric Agency, the Indiana Municipal Power Agency, the Kentucky Municipal Power Agency, the Missouri Joint Municipal Electric Utility Commission, Northern Illinois Municipal Power Agency and Prairie Power Inc. Upon such transfer, each Owner will own an individual, undivided interest, as a tenant-in-common, in and to the Facility. On and from the Commencement Date, each Owner will be severally (and not jointly) liable for its proportionate share of all amounts owed to Bechtel under the Agreement. Until the Commencement Date, each such Owner has agreed to reimburse PSGC for its proportionate share of the amounts owed to Bechtel and to the Owner Suppliers and the reimbursements collectively total approximately 63% at the present time.

The Agreement establishes targets for performance, schedule and cost (with certain contingencies and deadbands). The Agreement provides for incentives and disincentives to meet those targets. Incentive amounts affect the purchase price/cost calculation and may ultimately increase Bechtel’s fee. Disincentives amounts also affect the purchase price/cost calculation and may, after a certain deadband is exceeded, ultimately reduce a portion of Bechtel’s fee. Bechtel’s liability for the correction of warranty defects (other than engineering costs) is subject to a warranty cap.

PSGC may terminate the Agreement for convenience upon two business days’ prior written notice to Bechtel subject to a termination payment, consisting of  reimbursable costs incurred by Bechtel through the effective date of termination, applicable fee amounts and bonus amounts, all cancellation charges necessarily incurred by Bechtel in relation to its subcontractors, an amount equal to other reasonable termination-related actual costs necessarily incurred by Bechtel, reasonably incurred actual costs of demobilization, and sales taxes properly paid by Bechtel for which it has not been reimbursed.

On June 19, 2007, we provided to Bechtel an absolute and unconditional payment guaranty of all amounts due by PSGC to Bechtel under the Agreement (“Initial Owner Guaranty”). The Agreement requires that, following the transfer of PSGC’s membership interests to the Indiana non-stock mutual benefit corporation as described above, each Owner, at such time as it becomes an Owner, will issue a guaranty to Bechtel for its proportionate share of PSGC’s obligations under the Agreement. We will provide a backup guaranty to Bechtel for the proportionate share of our affiliates that will ultimately (together with the other Owners) control PSGC and own a proportionate share in the Facility. Our Initial Ownership Guaranty will terminate (other than for claims then existing) following the transfer of PSGC’s membership interest to the Indiana non-stock mutual benefit corporation controlled by the Owners.

There is no material relationship between us and Bechtel.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 25, 2007

PEABODY ENERGY CORPORATION
By:	/s/ Alexander C. Schoch
Alexander C. Schoch,
Executive Vice President Law and Chief Legal Officer